PETMED EXPRESS, INC.

QUARTER AND YEAR ENDED MARCH 31, 2011

CONFERENCE CALL TRANSCRIPT

MAY 9, 2011 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Incorporated, doing business as 1-800-PetMeds conference call, to review the financial results for the fourth quarter and fiscal year-ended on March 31, 2011. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America's Largest Pet Pharmacy, delivering prescription and non-prescription pet medications, and other health products for dogs, cats and horses, direct to the consumer. 1-800-PetMeds markets its products through national television, online, direct mail and print advertising campaigns, which direct customers to order by phone or on the Internet, and aim to increase the recognition of the 1-800-PetMeds brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission, that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used, based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly, based on a number factors that may cause the actual results or events to be materially different from future results, performance or achievements, expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today's speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds, Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome, everyone. Today we will review the highlights of our financial results. We'll compare our fourth fiscal quarter and fiscal year ended on March 31, 2011, to last year's quarter and fiscal year ended on March 31, 2010.

For the fourth fiscal quarter, ended on March 31, 2011, our sales were $50.9 million, compared to sales of $50.3 million for the same period the prior year, an increase of 1.2%. For the fiscal year ended on March 31, 2011, sales were $231.6 million, compared to $238.3 million for the prior fiscal year, a decrease of 2.8%. The decrease for the year was due to a decrease in new order sales, offset by an increase in reorders.

For the fourth fiscal quarter, net income was $4.1 million, or $0.19 diluted per share compared to $6.1 million, or $0.27 diluted per share, for the same quarter, the prior year, a decrease to earnings per share of 30%. For the fiscal year, net income was $20.9 million, or $0.92 diluted per share, compared to $26.0 million, or $1.14 diluted per share a year ago, a decrease to earnings per share of 19%. The decreases were primarily due to a reduction in gross profit margins and lower sales for the fiscal year.

Reorder sales increased by 2.7%, to $41.5 million for the quarter, compared to reorder sales of $40.4 million for the same quarter the prior year. For the fiscal year, reorder sales increased by 3.7%, to $184.3 million, compared to $177.8 million for the prior year. New order sales decreased by 5%, to $9.4 million for the quarter, compared to $9.9 million for the same period, the prior year. For the fiscal year, new order sales decreased by 22%, to $47.3 million, compared to $60.5 million for the prior year. The decreases were due to increases in customer acquisition costs.

Exhibit 99.1 Page 1 of 5

We acquired approximately 130,000 new customers in our fourth fiscal quarter compared to 134,000 for the same period the prior year, and we acquired approximately 645,000 new customers in the fiscal year compared to 815,000 for the prior year. Our average order was approximately $78 for the quarter, compared to $81 for the same quarter the prior year; and it was $79 for the fiscal year, compared to $80 for the prior fiscal year. Approximately 73% of our sales were generated on our Web site for the quarter compared to 70% for the same period the prior year and for the year it was 71% compared to 68% for the prior year.

The seasonality in our businesses is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak season, with fall and winter being the off-season.

For the fourth fiscal quarter, our gross profits as a percent of sales was 34.0%, compared to 39.9% for the same period a year ago. For the fiscal year, our gross profit as a percent of sales was 36.2%, compared to 38.6% for the prior year. The percentage decreases can be attributed to more aggressive pricing and increases in product costs.

Our general and administrative expenses as a percent of sales were 10.2% for the quarter, which was the same as it was for the same quarter the prior year, and for the fiscal year the G&A was 9.6%, compared to 9.4% for the prior year. The increase for the year was primarily due to lower sales.

For the quarter, we increased our advertising spending to $5.5 million, compared to $4.9 million for the same quarter the prior year. For the fiscal year, we spent $27.4 million for advertising, compared $27.7 million for the prior fiscal year. Advertising costs of acquiring a customer for the quarter was approximately $42, compared to $36 for the same quarter the prior year, and for the fiscal year, it was also $42, compared to $34 for the prior year. The increases were due to reduction in response rates due to increased competition and softer demand, and increase in advertising costs for the fiscal year.

Our working capital increased by $1.2 million, to $80.6 million, since March 31, 2010. The increase can mainly be attributed to cash flow generated from operations, offset by dividends paid and stock repurchases. We had $59.8 million in cash and temporary investments, $12.4 million in long term auction rate securities investments, and $25.1 million in inventory, with no debt as of March 31, 2011.

Net cash from operations for the fiscal year was $30.1 million, compared to net cash from operations of $27.7 million for the prior fiscal year. Capital expenditures for the fiscal year were approximately $667,000. In accordance with our share repurchase program, we repurchased approximately 465,000 shares, paying approximately $7.0 million during the quarter, and we repurchased approximately 791,000 shares, paying approximately $12.2 million in the fiscal year.

This ends the financial review. Carolyn, we're ready to take questions.

Coordinator:

Thank you. At this time, if you'd like to ask a question, please press star, 1. Make sure your phone is un-muted, and record your name and company name as prompted. To withdraw your request, you may press star, 2. Once again, for a question or a comment at this time, please press star, 1, one moment, while we wait for our first question, and our first question or comment comes from Mitch Bartlett, from Craig-Hallum. Your line is open.

Mitchell Bartlett:

Yes.  I was just wondering what the advertising strategy might be for the next fiscal year? Do you plan to step up advertising significantly? And what would you anticipate, at least near term, the advertising market to be as far as the ability to acquire customers?

Exhibit 99.1 Page 2 of 5

Mendo Akdag:

We plan on, spending more money than we did last year, in advertising.  General advertisers moved back to upfront buying on television. Currently the scatter market eased up.

Mitchell Bartlett:

Has eased up?

Mendo Akdag:

Yes.

Mitchell Bartlett:

So if you're planning to spend more next year, are you planning to spend more in the first fiscal quarter?

Mendo Akdag:

We will, yes, and also, you know, during the year we're going, we’re planning on spending more money than we did last year.

Mitchell Bartlett:

Can you help us in understanding how much more or to what degree you're going to go after customers?

Mendo Akdag:

I'm not going to get into that. But I can say that we're going to be aggressive.

Mitchell Bartlett:

But we should think about -- at least -- a more stepped up, more significant, plus 20% kind of advertising, beginning in the current quarter?

Mendo Akdag:

Well, I'm not going to get into the percentages. But all I can tell you is we're going to be aggressive.

Mitchell Bartlett:

And - okay. Good enough. Thank you.

Coordinator:

Thank you.  Our next question or comment comes from Kevin Ellich, from Piper Jaffray. Your line is open.

Kevin Ellich:

Hi. I just had a couple of questions. You know, could you talk a little bit about, I guess, overall pricing trends and, you know, given the price decline that we saw this quarter, is that what we should expect going forward, or are you going to be aggressive on the pricing strategy as well?

Mendo Akdag:

Yes, we implemented a more aggressive pricing strategy. And we need to be competitive, so that's what the market forces are requiring us to do.

Kevin Ellich:

Got it. Okay.  And then, just wondering, you know, given the seasonality in the business, have you -- could you talk maybe a little bit about what you're seeing on the flea and tick sales over the last, you know, month, month and a half? You know, are we seeing any sort of increase given the seasonality?

Mendo Akdag:

We saw obviously, an increase in April, but the weather was cold, so we will see how it goes in May and June.

Kevin Ellich:

So maybe a little lag effect, given the, you know, slower pick up in warm weather?

Mendo Akdag:

Correct.

Kevin Ellich:

Okay, got it.  And then just lastly, you know, given the gross margin pressure, just wondering what you can do to kind of mitigate that impact, you know, and given the economic backdrop; I guess, what strategies have you guys laid out? Could you talk a little bit to that?

Mendo Akdag:

More generics, and private brand, is our strategy, but it's going to take a while to get there.

Kevin Ellich:

Okay, sounds good. Thank you.

Exhibit 99.1 Page 3 of 5

Mendo Akdag:

You're welcome.

Coordinator:

Thank you.  Our next question or comment comes from Anthony Lebiedzinski, from Sidoti. Your line is open.

Anthony Lebiedzinski:

Good morning.  Just to follow-up on the last question, please.  The generics and private brands, what percent of your current sales is that now, and potentially, where could you see that going?

Mendo Akdag:

At the moment, it's single digits. I'm not going to give you a specific number, but we'll work on it. And since there are some generics for top brands now, that should increase going forward.

Anthony Lebiedzinski:

Okay, and the 34.3% gross margin that we saw in this quarter over here, is that a run rate that we should expect going forward? Or if not, then what would be the reasons for that to change?

Mendo Akdag:

All I can tell you is expect continuing pressure on gross profit margins. But I'm not going to give you a specific number at this time.

Anthony Lebiedzinski:

Okay, I'm just curious, are you seeing, you know, more people nowadays, ordering from their smartphones through mobile shopping? Is that a trend you expect to continue?

Mendo Akdag:

Yes, I do. It is increasing and we expect that it will continue to increase.

Anthony Lebiedzinski:

Okay, thanks.

Mendo Akdag:

You're welcome.

Coordinator:

Thank you, our next question or comment comes from Edward Woo, from Wedbush Securities. Your line is open.

Edward Woo:

Yeah, you know, you mentioned that, you know, you were going to advertise more and be more aggressive on pricing. Your revenue growth grew this quarter. Do you feel that you are at a point where you are aggressive enough on both advertising and on pricing?

Mendo Akdag:

Obviously, the reason that we are more aggressive in pricing and we're increasing our advertising is to grow the top line. So at this time, I can tell you that we're top-line focused.

Edward Woo:

Okay, and then the other question is, you know, this entry into, I guess more of a, you know, pet accessories. How is that going?

Mendo Akdag:

It's increasing. So in the long-run, it's going to help us, but at this time it's not material.

Edward Woo:

Okay. Thank you, and good luck.

Mendo Akdag:

Thank you.

Coordinator:

Thank you.  And again, as a reminder, at this time, if you have a question or a comment, please press star, 1. Make sure your phone is un-muted and record your name and company name clearly when prompted. To withdraw that request, you may press star, 2. Once again, for questions or comments at this time, please press star, 1.

Our next question or comment comes from Ross Taylor, from C.L. King. Your line is open.

Ross Taylor:

Hello, I just had two questions.  First, on the gross profit margin, I just wanted to double-check that, you know, there weren't any other, you know, items like, packaging or freight that were, you know, putting any material pressure on that line?

Mendo Akdag:

Not last fiscal year, no. The freight is about the same as a percent of sales as it was the prior year.

Exhibit 99.1 Page 4 of 5

Ross Taylor:

And even in the March quarter, is that the case?

Mendo Akdag:

Yes.

Ross Taylor:

Okay.  And, you know, my second and final question is, you know, I know on an annual basis in the “Ks” you've usually been able to disclose your percent of revenues from prescription products and non-prescription products. I just wondered, if you, you know, had those statistics available now?

Mendo Akdag:

Prescription for the fiscal year, I'll give you for the fiscal year, it was about approximately 38% of the business, and OTC 61%, and freight 1%.

Ross Taylor:

Okay. Thanks, very much.

Mendo Akdag:

You're welcome.

Coordinator:

Thank you.  Our next question comes from Mitch Bartlett, from Craig-Hallum. Your line is open.

Mitchell Bartlett:

Just trying to understand whether most of the weakness in the gross profit margin came from the OTC side of the business? And as we go into the seasonally, more, larger flea and tick June and September quarters, whether that pressure on prices will be magnified in the gross margin going forward, in the mix? Can you help us in understanding where the weakness in the gross profit margin came from?

Mendo Akdag:

Yes, the weakness in the gross profit margin is coming from OTC.

Mitchell Bartlett:

So by that take then, as OTC grows as a percentage of sales, we'll see more weakness than we just saw -- the gross profit margin, should they actually go down below the level you just showed us?

Mendo Akdag:

That would be a logical conclusion.

Mitchell Bartlett:

Good.  Thank you very much.

Mendo Akdag:

You're welcome.

Coordinator:

Thank you.  And I'm currently showing no further questions. I'd like to turn it back over to the speaker for a closing comment.

Mendo Akdag:

Thank you, to address the decrease in sales for the last fiscal year, we implemented a more aggressive pricing strategy, combined with increased advertising, while continuing to expand our product offerings into pet supplies. This wraps up today's conference call. Thank you for joining us. Carolyn, this ends the conference call.

Exhibit 99.1 Page 5 of 5